EXHIBIT 11

                   COMPUTATION OF FULLY DILUTED EARNINGS PER
                  SHARE UNDER TREASURY STOCK METHOD SET FORTH
                 IN ACCOUNTING PRINCIPLES BOARD OPINION NO. 15

                                                     For Three Months Ended
                                                -------------------------------
                                                March 31, 1996   March 31, 1995
                                                --------------   --------------

      Number of shares on which earnings
      per share is based:
       Average outstanding during period           544,303,522      585,226,523

      Add - Incremental shares under stock
      option and stock purchase plans               11,062,480        6,909,834

          - Incremental shares
      related to 5 3/4% CGI convertible
      bonds* (average)                                 -              7,715,388
                                                --------------   --------------
      Number of shares on which fully diluted
      earnings per share is based                  555,366,002      599,851,745
                                                ==============   ==============

      Net earnings applicable to
       common shareholders (millions)                   $  769           $1,242

          - Net earnings effect of
      interest on 5 3/4% CGI convertible
      bonds* (millions)                                    -                  4
                                                --------------   --------------
      Net earnings on which fully
      diluted earnings per share
      is based (millions)                               $  769           $1,246
                                                ==============   ==============

      Fully diluted earnings per share                 $  1.38           $ 2.08

      Published earnings per share                     $  1.41           $ 2.12


     * The 5 3/4% CGI convertible bonds were all redeemed as of December 31, 1995.